UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2014

RLI Corp.

(Exact name of registrant as specified in its charter)

Illinois	001-09463	37-0889946
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9025 North Lindbergh Drive, Peoria, IL	61615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (309) 692-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On May 28, 2014, RLI Corp. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, National Association, as Agent, J.P. Morgan Securities LLC, as Lead Arranger and Sole Bookrunner, and the lenders that may from time to time become parties thereto, as Lenders.

The Credit Agreement provides for an unsecured four-year $40 million revolving credit facility (the “Credit Facility”). The Credit Facility includes an “accordion” feature that allows the Company, under certain circumstances, to increase the size of the Credit Facility up to $65 million.

At the Company’s election, an advance may be made under the Credit Facility either: (1) for a specific one, two, three, or six-month term (“Eurodollar Advance”), or (2) on an overnight basis using an overnight floating rate (“Floating Rate Advance”).

A Eurodollar Advance will bear interest at a rate per annum equal to the Adjusted LIBO Rate for the applicable interest period (the sum of (a) the LIBO Rate for such period multiplied by the Statutory Reserve Rate, plus (b) the applicable margin, which ranges from 1.125% to 1.375%, depending on the Company’s debt ratings). A Floating Rate Advance will bear interest at a rate per annum equal to the Alternative Base Rate (the highest of (x) the prime lending rate of the Agent, (y) the Federal Funds Rate plus 0.5%, and (z) the Adjusted LIBO Rate for a one-month interest period, plus 1%, less the applicable margin), plus the applicable margin (which ranges from 0.125% to 0.375%, depending on the Company’s debt ratings).

Commitment fees on the average daily unused portion of the Credit Facility are payable at rates per annum ranging from 0.15% to 0.225%, depending on the Company’s debt ratings. The Credit Facility may be used for working capital and other general corporate purposes. The Credit Facility termination date is May 28, 2018.

The Credit Agreement contains certain affirmative and negative covenants, including those relating to, among other things, dividends, mergers, asset sales, investments and acquisitions, liens, reinsurance, transactions with affiliates, and other matters customarily restricted in such agreements. In addition, the Credit Agreement requires that the Company maintain: (a) a ratio of consolidated indebtedness to consolidated total capitalization of not more than 0.30 to 1.00, and (b) Risk-Based Capital requirements at primary insurance subsidiaries of at least 450%.

In the ordinary course of their respective businesses, the Agent and other parties to the Credit Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference hereunder.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Credit Agreement, dated as of May 28, 2014, among RLI Corp., JPMorgan Chase Bank, National Association, as Agent, J.P. Morgan Securities LLC, as Lead Arranger and Sole Bookrunner, and the lenders that may from time to time become parties thereto, as Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLI CORP.

Date: June 3, 2014	By:	/s/ Daniel O. Kennedy
Daniel O. Kennedy
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1

Credit Agreement, dated as of May 28, 2014, among RLI Corp., JPMorgan Chase Bank, National Association, as Agent, J.P. Morgan Securities LLC, as Lead Arranger and Sole Bookrunner, and the lenders that may from time to time become parties thereto, as Lenders.